Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-174818

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 28, 2011)

SofTech, Inc.

384,588 Shares of Common Stock

This Prospectus Supplement No. 3 supplements and amends our Prospectus dated December 28, 2011, as amended and supplemented. This Prospectus Supplement No. 3 includes our attached Quarterly Report on Form 10-Q for the quarter ended February 29, 2012, as filed with the Securities and Exchange Commission on April 16, 2012.

The Prospectus and this Prospectus Supplement No. 3 relate to the disposition from time to time by the selling shareholders identified in the Prospectus, including their donees, pledgees, assignees, transferees and other successors-in-interest, of up to 384,588 shares of our common stock. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 3, and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Our common stock is quoted on the OTCQB tier of the OTC market place under the symbol “SOFT”. On April 16, 2012, the last quoted sale price for our common stock as reported on the OTCQB tier was $1.11 per share.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 3 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 3.

Investing in our common stock involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is April 16, 2012.

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